Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
August 16, 2017	Michael D. Neese	Joe Vagi
	VP, Investor Relations	Manager, Corporate Communications
	(804) 287-8126	(804) 484-7737
	michael.neese@pfgc.com	joe.vagi@pfgc.com

Performance Food Group Company Reports Fourth-Quarter and Full-Year Fiscal 2017 Results

Strong Fourth-Quarter and Full-Year Results Driven by Solid Case Growth and

Continued Momentum in Independent Restaurants

Fourth-Quarter Fiscal 2017 Highlights

•	Net sales increased 1.3% to $4.4 billion; up 9.1% after adjusting for the extra week[1]

•	Gross profit increased 2.4% to $574.9 million; up 10.3% after adjusting for the extra week[1]

•	Net income increased 38.4% to $40.4 million, up 49.1% after adjusting for the extra week[1]

•	Adjusted EBITDA increased 14.6% to $131.5 million[2]; up 23.5% after adjusting for the extra week[1]

•	Diluted Earnings Per Share (EPS) increased 34.5% to $0.39; up 44.4% after adjusting for the extra week[1]

•	Adjusted diluted EPS increased 26.3% to $0.48[2]; up 37.1% after adjusting for the extra week[1]

Full-Year Fiscal 2017 Highlights

•	Net sales increased 4.1% to $16.8 billion; up 6.1% after adjusting for the extra week[1]

•	Gross profit increased 5.7% to $2.1 billion; up 7.9% after adjusting for the extra week[1]

•	Net income increased 41.0% to $96.3 million; up 45.5% after adjusting for the extra week[1]

•	Adjusted EBITDA increased 6.6% to $390.7 million[2]; up 9.0% after adjusting for the extra week[1]

•	Diluted EPS increased 32.9% to $0.93; up 38.8% after adjusting for the extra week[1]

•	Adjusted diluted EPS increased 24.0% to $1.24[2]; up 27.8% after adjusting for the extra week[1]

RICHMOND, Va. – Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced its fourth-quarter and full-year fiscal 2017 business results. “We generated strong fourth-quarter results and ended the year with solid adjusted EBITDA growth,” said George Holm, PFG’s President and Chief Executive Officer. “Our robust and consistent case growth, strong top-line growth, combined with increased gross profit per case, led to profitability at the high end of our expectations for fiscal 2017.” “Our strategic investments in fiscal 2017 will provide us with additional growth in fiscal 2018 and beyond.”

[1]	Results shown on a comparable 13 or 52 week basis have been adjusted to remove dollar amounts equal to 1/14th of the fourth quarter results in fiscal 2016.
[2]	This earnings release includes several metrics, including EBITDA, Adjusted EBITDA and Adjusted Diluted Earnings per Share that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Summary Table

	Q4	Q4 Excluding Extra Week in FY2016	FY 2017	FY 2017 Excluding Extra Week in FY2016
Cases	(2.4%)	+5.1%	+4.1%	+6.2%
Net Sales	+1.3%	+9.1%	+4.1%	+6.1%
Gross Profit	+2.4%	+10.3%	+5.7%	+7.9%
Operating Expenses	(0.2%)	+7.5%	+5.9%	+8.0%
Operating Profit	+21.9%	+31.3%	+4.4%	+6.9%
Net income	+38.4%	+49.1%	+41.0%	+45.5%
Adjusted EBITDA	+14.6%	+23.5%	+6.6%	+9.0%
Diluted EPS	+34.5%	+44.4%	+32.9%	+38.8%
Adjusted Diluted EPS	+26.3%	+37.1%	+24.0%	+27.8%

Fourth-Quarter Fiscal 2017 Financial Summary

Total case volume decreased 2.4% for the fourth quarter of fiscal 2017 compared to the prior year period, with underlying organic total case volume down 4.1%. Excluding the extra week in the prior year, case volume would have increased approximately 5.1%, with underlying organic total case volume growth of 3.3%. Total case growth was driven by an increase in independent cases, strong growth in Performance Brands, and broad-based growth in Vistar’s sales channels. Excluding the extra week in the prior year period, the Performance Foodservice segment’s case growth to independent customers rose 6.6%.

Net sales for the fourth quarter of fiscal 2017 were $4.4 billion, an increase of 1.3% versus the comparable prior year period. Excluding the extra week in the prior year period, net sales would have increased 9.1%. Overall food cost inflation was approximately 2.0% in the fourth quarter versus the prior year quarter. Gross profit dollar growth of 2.4% outperformed sales growth as the Company sold a more profitable mix of sales channels and products, specifically to the independent channel. Excluding the extra week in the prior year period, gross profit would have increased 10.3%. Gross profit margins improved by 20 basis points to 13.0% versus the prior year period.

Operating expenses decreased 0.2% in the fourth quarter of fiscal 2017 compared to the prior year period, to $493.5 million. The decrease was due to the extra week in the fourth quarter of fiscal 2016. Excluding the extra week in the prior year period, operating expenses would have increased 7.5%. The increase reflected the cost to support current growth in case volume, as well as the decision to close a facility in Georgia.

Operating profit was up 21.9% driven by the 2.4% increase in gross profit and the 0.2% decrease in operating expenses. Excluding the extra week in the prior year period, operating profit increased 31.3%. Net income increased 38.4% to $40.4 million for the fourth quarter of 2017 compared to the prior year period, driven by a higher operating profit and a decrease in interest expense, partially offset by increased income taxes. Excluding the extra week in the prior year period, net income increased 49.1%. For the quarter, the effective tax rate decreased 10 basis points to 39.9% which was a result of an increase in permanent deductions related to the adoption of a new accounting standard related to stock-based compensation.

Diluted EPS increased 34.5% for the fourth quarter of fiscal 2017 over the prior year period, to $0.39. Excluding the extra week in the prior year, diluted EPS increased 44.4%. Adjusted diluted EPS advanced 26.3% for the fourth quarter over the prior year period, to $0.48 per share driven by higher net income. Excluding the extra week in the prior year, Adjusted diluted EPS increased 37.1%.

EBITDA increased 16.0% for the fourth quarter of fiscal 2017 compared to the prior year period, to $115.0 million. For the quarter, Adjusted EBITDA rose 14.6% to $131.5 million compared to the prior year period. After adjusting for the extra week, Adjusted EBITDA increased 23.5%.

Fiscal 2017 Financial Summary

For fiscal 2017, case volume grew 4.1% compared to the prior year, of which 2.5% was organic. Excluding the extra week in the prior year, case volume for fiscal 2017 would have increased 6.2%, with underlying organic total case volume growth of 4.5%. For fiscal 2017, case growth was driven by an increase in independent cases, strong growth in Performance Brands, and broad-based growth in Vistar’s sales channels. Excluding the extra week in the prior year, the Performance Foodservice segment’s case growth to independent customers rose 6.9% for fiscal 2017.

Net sales for fiscal 2017 increased 4.1% to $16.8 billion. Excluding the extra week in the prior year, net sales in fiscal 2017 would have increased 6.1%. For fiscal 2017, the net sales growth was driven by case growth in Performance Foodservice and Vistar.

Gross profit for fiscal 2017 increased 5.7% compared to the prior year, to $2.1 billion. Excluding the extra week in the prior year, gross profit for fiscal 2017 would have increased 7.9%. The increase in gross profit for fiscal 2017 was the result of growth in cases sold and a higher gross profit per case, which was primarily driven by selling an improved mix of customer channels and products. For the year, gross profit per case increased 1.7% versus fiscal 2016 and gross profit margins increased 20 basis points to 12.7%.

Operating expenses increased 5.9% for fiscal 2017 compared to the prior year, to $1.9 billion. Excluding the extra week in the prior year, operating expenses would have increased 8.0% for fiscal 2017. The increase in fiscal 2017 was driven by an increase in case volume, strategic investments, compensation and other personnel benefits, and insurance costs. Operating expense per case rose 1.7% versus fiscal 2016.

Net income increased 41.0% to $96.3 million for fiscal 2017 compared to net income of $68.3 million in the prior year, due to a decrease in interest expense and other expenses offset by an increase in income tax expense and the 53rd week in the prior year. Excluding the extra week in the prior year period, net income increased 45.5%. The effective tax rate decreased 130 basis points to 39.0%. The decrease in the effective tax rate was primarily a result of an increase in permanent deductions related to the adoption of a new accounting standard related to stock-based compensation.

Diluted EPS grew 32.9% for fiscal 2017 over the prior year, to $0.93. Excluding the extra week in the prior year, diluted EPS increased 38.8%. Adjusted diluted EPS increased 24.0% for fiscal 2017 over the prior year, to $1.24. Excluding the extra week in the prior year, Adjusted diluted EPS increased 27.8%.

For fiscal 2017, EBITDA increased 6.8% compared to the prior year, to $338.7 million. Adjusted EBITDA was $390.7 million, or a 6.6% increase for fiscal 2017 compared to the prior year. Excluding the extra week in the prior year, Adjusted EBITDA increased 9.0%.

Cash Flow and Capital Spending

For fiscal 2017, PFG generated $201.7 million in cash flow from operating activities compared to $235.8 million during the prior year. The prior year included the benefit of a $25.0 million break-up fee payment related to the terminated agreement to acquire 11 U.S. Foods facilities from Sysco and US Foods. Cash used in investing activities totaled $332.0 million for fiscal 2017. These investments consisted of business acquisitions totaling $192.9 million and capital expenditures of $140.2 million.

Fourth-Quarter and Fiscal 2017 Segment Results

Performance Foodservice (PFS)

Fourth-quarter net sales for PFS decreased 0.5% to $2.6 billion and for fiscal 2017 increased 2.1% to $9.8 billion compared to the prior year periods. Excluding the extra week in the fourth quarter and fiscal 2017, net sales would have increased 7.1% and 4.2%, respectively. The fourth-quarter net sales decrease was attributable to the extra week in fiscal 2016. Net sales growth in fiscal 2017 was driven by new customers, an increase in cases sold, and strong case growth for our Performance Brands. Independent case growth was 6.6% for the fourth quarter of fiscal 2017 excluding the extra week. For fiscal 2017, independent case growth was 6.9% excluding the extra week.

Fourth-quarter EBITDA for PFS increased 6.3% to $106.4 million compared to the prior year period and grew 5.9% to $325.2 million for fiscal 2017. Gross profit increased 0.2% in the fourth quarter and 4.4% in fiscal 2017, compared to the prior year periods, as a result of an increase in cases sold, as well as an increase in the gross profit per case, partially offset by the extra week in fiscal 2016. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold to independent customers and Performance Brands.

PFG Customized

Net sales for PFG Customized increased 0.2% in the fourth quarter of fiscal 2017 to $983.7 million and grew 1.0% to $3.8 billion for fiscal 2017 compared to the prior year periods. The increase in net sales over these periods was driven by the new business with Red Lobster, partially offset by the extra week in fiscal 2016. Excluding the extra week in the prior year, net sales would have increased 7.9% for the fourth quarter and 2.9% for fiscal 2017.

Segment EBITDA for PFG Customized decreased 44.3% to $4.4 million in the fourth quarter of fiscal 2017 and declined 25.8% to $25.3 million for fiscal 2017. The decrease in segment EBITDA for fiscal 2017 was primarily attributable to a decrease in gross profit of 2.1% and an increase in operating expenses, excluding depreciation and amortization. Operating expenses, excluding depreciation and amortization, increased by $3.7 million, or 1.8% in fiscal 2017, primarily driven by $5.2 million of costs related to the closing of an unprofitable facility in Georgia. Gross profit for PFG Customized decreased primarily due to a planned decrease in case volume and the extra week in the prior year.

Vistar

For the fourth quarter of fiscal 2017, net sales for Vistar increased 2.2% to $773.7 million and for fiscal 2017 net sales grew 11.2% to $3.0 billion compared to the prior year periods. Excluding the extra week in the prior year, net sales would have increased 10.1% for the fourth quarter and 13.5% for fiscal 2017. This increase was driven by case sales growth in the segment’s retail, theater, vending, and hospitality channels and by recent acquisitions.

Fourth quarter EBITDA for Vistar increased 20.1% versus the prior year and 6.9% in fiscal 2017, to $35.2 million and $120.8 million, respectively. Gross profit dollar growth of 11.0% for fiscal 2017 compared to the prior year period, was fueled by an increase in the number of cases sold and by acquisitions. Operating expense dollar growth of 12.7% for fiscal 2017 resulted from investments associated with dollar store channel geography expansion, additional expenses related to recent acquisitions, and investments associated with the opening of an automated retail facility.

Fiscal 2018 Outlook

For fiscal 2018, PFG expects Adjusted EBITDA growth to be in a range of 8% to 11% over its fiscal 2017 Adjusted EBITDA of $390.7 million.

The company expects that the 8% to 11% Adjusted EBITDA growth for fiscal 2018 will reflect first-half growth in the range of mid-to-high teens. Second half Adjusted EBITDA growth is expected to be in the mid-single digit range. First- half fiscal 2018 growth is expected to reflect easier comparisons versus the first half of fiscal 2017 as the company laps its strategic investments in Customized and Vistar.

PFG expects fiscal 2018 Adjusted Diluted EPS to grow in a range of 13% to 18% to $1.40 to $1.46 over its fiscal 2017 Adjusted Diluted EPS of $1.24.

This outlook is based on the following annual assumptions:

•	Organic case growth in a range of 3% to 5%;

•	Interest expense in the range of approximately $55 million to $65 million; and

•	An effective tax rate on operations of approximately 40%.

•	PFG also expects capital expenditures for fiscal 2018 will be between $160 million and $180 million, while depreciation and amortization is expected to be between $125 million to $135 million. The fiscal 2018 capital expenditures estimate is higher than fiscal 2017 because of the timing of certain projects.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported Net income, its reported Diluted EPS, and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook or its effective tax rate on operations forecast. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on August 16, 2017 at 9:00 a.m. Eastern Daylight Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes approximately 150,000 food and food-related products from 76 distribution centers to over 150,000 customer locations across the United States. PFG’s 14,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base. For more information, visit www.pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2016 filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2016, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;

•	we operate in a low margin industry, which could increase the volatility of our results of operations;

•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;

•	our profitability is directly affected by cost inflation or deflation and other factors;

•	we do not have long-term contracts with certain of our customers;

•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;

•	changes in eating habits of consumers;

•	extreme weather conditions;

•	our reliance on third-party suppliers;

•	labor relations and costs risks and availability of qualified labor;

•	volatility of fuel and other transportation costs;

•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;

•	we may be unable to increase our sales in the highest margin portions of our business;

•	changes in pricing practices of our suppliers;

•	risks relating to any future acquisitions;

•	environmental, health, and safety costs;

•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;

•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;

•	costs and risks associated with a potential cybersecurity incident or other technology disruption;

•	product liability claims relating to the products we distribute and other litigation;

•	negative media exposure and other events that damage our reputation;

•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;

•	impact of uncollectibility of accounts receivable;

•	difficult economic conditions affecting consumer confidence; and

•	departure of key members of senior management.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

($ in millions, except share and per share data)	Three months ended July 1, 2017	Three months ended July 2, 2016	Fiscal year ended July 1, 2017	Fiscal year ended July 2, 2016
Net sales	$4,428.9	$4,372.9	$16,761.8	$16,104.8
Cost of goods sold	3,854.0	3,811.6	14,637.0	14,094.8

Gross profit	574.9	561.3	2,124.8	2,010.0
Operating expenses	493.5	494.5	1,913.8	1,807.8

Operating profit	81.4	66.8	211.0	202.2

Other expense, net:
Interest expense, net	14.4	18.0	54.9	83.9
Other, net	(0.1)	0.1	(1.6)	3.8

Other expense, net	14.3	18.1	53.3	87.7

Income before taxes	67.1	48.7	157.7	114.5
Income tax expense	26.7	19.5	61.4	46.2

Net income	$40.4	$29.2	$96.3	$68.3

Weighted-average common shares outstanding:
Basic	100,605,626	99,833,658	100,236,486	96,451,931
Diluted	103,695,327	101,839,515	103,036,723	98,128,626
Earnings per common share:
Basic	$0.40	$0.29	$0.96	$0.71
Diluted	$0.39	$0.29	$0.93	$0.70

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of July 1, 2017	As of July 2, 2016
ASSETS
Current assets:
Cash	$8.1	$10.9
Accounts receivable	1,028.5	968.2
Inventories, net	1,013.3	919.7
Prepaid expenses and other current assets	35.0	40.1

Total current assets	2,084.9	1,938.9
Goodwill	718.6	674.0
Other intangible assets, net	201.1	149.3
Property, plant and equipment, net	740.7	637.0
Restricted cash and other assets	58.8	56.2

Total assets	$3,804.1	$3,455.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,125.3	$1,077.6
Accrued expenses	246.0	231.4
Long-term debt-current installments	5.8	—
Capital and finance lease obligations-current installments	5.9	2.4
Derivative liabilities	0.3	5.3

Total current liabilities	1,383.3	1,316.7
Long-term debt	1,241.9	1,111.6
Deferred income tax liability, net	103.0	81.1
Capital and finance lease obligations, excluding current installments	44.0	31.5
Other long-term liabilities	106.4	111.7

Total liabilities	2,878.6	2,652.6

Total shareholders’ equity	925.5	802.8

Total liabilities and shareholders’ equity	$3,804.1	$3,455.4

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Fiscal year ended July 1, 2017	Fiscal year ended July 2, 2016 (1)
Cash flows from operating activities:
Net income	$96.3	$68.3
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	126.1	118.6
Non cash activities	31.3	50.2
Changes in operating assets and liabilities, net:
Accounts receivable	(35.7)	(1.2)
Inventories	(63.8)	(29.6)
Prepaid expenses and other assets	10.3	(34.9)
Trade accounts payable and outstanding checks in excess of deposits	34.6	49.5
Accrued expenses and other liabilities	2.6	14.9

Net cash provided by operating activities	201.7	235.8

Cash flows from investing activities:
Purchases of property, plant and equipment	(140.2)	(119.7)
Net cash paid for acquisition	(192.9)	(39.0)
Other	1.1	1.1

Net cash used in investing activities	(332.0)	(157.6)

Cash flows from financing activities:
Net borrowings (payments) on debt	129.5	(291.0)
Proceeds from equity	4.0	227.7
Other	(6.0)	(13.2)

Net cash used in financing activities	127.5	(76.5)

Net increase in cash	(2.8)	1.7
Cash, beginning of period	10.9	9.2

Cash, end of period	$8.1	$10.9

Supplemental disclosures of cash flow information:

($ in millions)	Fiscal year ended July 1, 2017	Fiscal year ended July 2, 2016
Cash paid during the year for:
Interest	$51.1	$69.4
Income taxes, net of refunds	45.7	56.8

(1)	The condensed consolidated statement of cash flows for the fiscal year ended July 2, 2016 has been adjusted to reflect the adoption of ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. Cash payments of $0.9 million to tax authorities in connection with shares withheld to meet statutory withholding requirements were reclassified from operating activities to financing activities.

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believe that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items permitted in calculating covenant compliance under the company’s credit and indenture agreements (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	July 1, 2017	July 2, 2016	Change	%
Net income (GAAP)	$40.4	$29.2	$11.2	38.4
Interest expense, net (A)	14.4	18.0	(3.6)	(20.0)
Income tax expense	26.7	19.5	7.2	36.9
Depreciation	24.9	22.2	2.7	12.2
Amortization of intangible assets	8.6	10.2	(1.6)	(15.7)

EBITDA	115.0	99.1	15.9	16.0
Impact of non-cash items (B)	6.2	5.4	0.8	14.8
Impact of acquisition, integration & reorganization charges (C)	7.8	3.5	4.3	122.9
Impact of productivity initiatives (D)	1.6	3.9	(2.3)	(59.0)
Impact of other adjustment items (E)	0.9	2.8	(1.9)	(67.9)

Adjusted EBITDA (Non-GAAP)	$131.5	$114.7	$16.8	14.6

Diluted earnings per share (GAAP)	$0.39	$0.29	$0.10	34.5
Impact of non-cash items	0.06	0.05	0.01	20.0
Impact of acquisition, integration & reorganization charges	0.08	0.03	0.05	166.7
Impact of productivity initiatives	0.01	0.04	(0.03)	(75.0)
Impact of other adjustment items	0.01	0.03	(0.02)	(66.7)
Tax impact of adjustments	(0.07)	(0.06)	(0.01)	16.7

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.48	$0.38	$0.10	26.3

A.	Includes a $3.6 million loss on extinguishment during the fourth quarter of fiscal 2016.
B.	Includes adjustments for non-cash charges arising from employee stock-based compensation, gain/loss on disposal of assets, and interest rate swap hedge ineffectiveness. Stock-based compensation cost was $5.2 million and $3.6 million for the fourth quarter of fiscal 2017 and fiscal 2016, respectively. In addition, this includes an increase in the LIFO reserve of $1.1 million and $1.0 million for the fourth quarter of fiscal 2017 and fiscal 2016, respectively.
C.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees paid to Blackstone and Wellspring.
D.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
E.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended
($ in millions, except share and per share data)	July 1, 2017	July 2, 2016	Change	%
Net income (GAAP)	$96.3	$68.3	$28.0	41.0
Interest expense, net (A)	54.9	83.9	(29.0)	(34.6)
Income tax expense	61.4	46.2	15.2	32.9
Depreciation	91.5	80.5	11.0	13.7
Amortization of intangible assets	34.6	38.1	(3.5)	(9.2)

EBITDA	338.7	317.0	21.7	6.8
Impact of non-cash items (B)	18.8	18.2	0.6	3.3
Impact of acquisition, integration & reorganization charges (C)	17.3	9.4	7.9	84.0
Impact of non-recurring items (D)	—	1.7	(1.7)	N/M
Impact of productivity initiatives (E)	10.6	11.6	(1.0)	(8.6)
Impact of other adjustment items (F)	5.3	8.7	(3.4)	(39.1)

Adjusted EBITDA (Non-GAAP)	$390.7	$366.6	$24.1	6.6

Diluted earnings per share (GAAP)	$0.93	$0.70	$0.23	32.9
Impact of non-cash items	0.18	0.18	—	—
Impact of acquisition, integration & reorganization charges	0.17	0.10	0.07	70.0
Impact of non-recurring items	—	0.02	(0.02)	N/M
Impact of productivity initiatives	0.10	0.12	(0.02)	(16.7)
Impact of other adjustment items	0.06	0.09	(0.03)	(33.3)
Tax impact of adjustments	(0.20)	(0.21)	0.01	(4.8)

Adjusted Diluted Earnings per Share (Non-GAAP)	$1.24	$1.00	$0.24	24.0

A.	Includes a $9.4 million loss on extinguishment and $5.5 million of accelerated amortization of original issuance discount and deferred financing costs during the fiscal year ended July 2, 2016.
B.	Includes adjustments for non-cash charges arising from employee stock-based compensation, gain/loss on disposal of assets, and interest rate swap hedge ineffectiveness. Stock-based compensation cost was $17.3 million and $17.2 million for fiscal 2017 and fiscal 2016, respectively. In addition, this includes an increase in the LIFO reserve of $2.6 million for fiscal 2017 and a decrease in the LIFO reserve of $1.5 million for fiscal 2016.
C.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees paid to Blackstone and Wellspring.
D.	Amounts in fiscal 2016 include the withdrawal expense from a purchasing cooperative of which we were a member, pre-acquisition worker’s compensation claims related to an insurance company that went into liquidation and amounts received from business interruption insurance because of weather related or other one-time events.
E.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
F.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended July 1, 2017
($ in millions, except share and per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$12.2	$22.9	$20.8	$40.4
Interest expense, net	12.9	13.6	14.0	14.4
Income tax expense	7.3	15.3	12.1	26.7
Depreciation	20.8	22.5	23.3	24.9
Amortization of intangible assets	8.7	7.9	9.4	8.6

EBITDA	61.9	82.2	79.6	115.0
Impact of non-cash items (A)	4.7	3.8	4.1	6.2
Impact of acquisition, integration & reorganization charges (B)	2.4	3.8	3.3	7.8
Impact of productivity initiatives (C)	4.1	2.7	2.2	1.6
Impact of other adjustment items (D)	2.9	1.1	0.4	0.9

Adjusted EBITDA (Non-GAAP)	$76.0	$93.6	$89.6	$131.5

Diluted earnings per share (GAAP)	$0.12	$0.22	$0.20	$0.39
Impact of non-cash items	0.04	0.04	0.04	0.06
Impact of acquisition, integration & reorganization charges	0.02	0.04	0.03	0.08
Impact of non-recurring items	—	—	—
Impact of productivity initiatives	0.04	0.03	0.02	0.01
Impact of multiemployer plan withdrawals	—		—	—
Impact of other adjustment items	0.03	0.01	0.01	0.01
Tax impact of adjustments	(0.05)	(0.05)	(0.03)	(0.07)

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.20	$0.29	$0.27	$0.48

A.	Includes adjustments for non-cash charges arising from employee stock-based compensation and adjustments to reflect certain assets held for sale to their net realizable value. Stock-based compensation cost was $4.2 million, $3.9 million, $4.0 million, and $5.2 million for Q1, Q2, Q3, and Q4, respectively. In addition, this includes increases of $0.6 million, $0.6 million, $0.3 million, and $1.1 million in the LIFO reserve for Q1, Q2, Q3, and Q4, respectively.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees paid to Blackstone and Wellspring.
C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
D.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended July 2, 2016
($ in millions, except share and per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$12.2	$17.5	$9.4	$29.2
Interest expense, net (A)	21.0	23.3	21.6	18.0
Income tax expense	8.6	12.0	6.1	19.5
Depreciation	18.9	19.3	20.1	22.2
Amortization of intangible assets	9.3	9.3	9.3	10.2

EBITDA	70.0	81.4	66.5	99.1
Impact of non-cash items (B)	(0.4)	9.4	3.8	5.4
Impact of acquisition, integration & reorganization charges (C)	2.8	1.3	1.8	3.5
Impact of non-recurring items (D)	2.6	(0.9)	—	—
Impact of productivity initiatives (E)	2.3	2.5	2.9	3.9
Impact of other adjustment items (F)	2.8	1.7	1.4	2.8

Adjusted EBITDA (Non-GAAP)	$80.1	$95.4	$76.4	$114.7

Diluted earnings per share (GAAP)	$0.14	$0.17	$0.09	$0.29
Impact of non-cash items	—	0.10	0.04	0.05
Impact of acquisition, integration & reorganization charges	0.03	0.01	0.02	0.03
Impact of non-recurring items	0.03	(0.01)	—	—
Impact of productivity initiatives	0.03	0.02	0.03	0.04
Impact of other adjustment items	0.03	0.02	0.01	0.03
Tax impact of adjustments	(0.05)	(0.05)	(0.04)	(0.06)

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.21	$0.26	$0.15	$0.38

A.	Includes a $5.5 million of accelerated amortization of original issuance discount and deferred financing costs during Q2, and a $5.8 million and a $3.6 million loss on extinguishment for Q3 and Q4, respectively.
B.	Includes adjustments for non-cash charges arising from employee stock-based compensation, gain/loss on disposal of assets, and interest rate swap hedge ineffectiveness. Stock-based compensation cost was $1.1 million, $7.7 million, $4.8 million, and $3.6 million for Q1, Q2, Q3, and Q4, respectively. In addition, this includes a decrease of $1.7 million, an increase of 0.5 million, decrease $1.3 million, and an increase $1.0 million in the LIFO reserve for Q1, Q2, Q3, and Q4, respectively.
C.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees paid to Blackstone and Wellspring.
D.	Consists of an expense related to our withdrawal from a purchasing cooperative, pre-PFG acquisition worker’s compensation claims related to an insurance company that went into liquidation, and amounts received from business interruption insurance because of weather related or other one-time events.
E.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
F.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.

Segment Results

We have three reportable segments as described above—Performance Foodservice, PFG Customized, and Vistar. Management evaluates the performance of these segments based on their respective sales growth and EBITDA. For PFG Customized, EBITDA includes certain allocated corporate expenses that are included in operating expenses. The allocated corporate expenses are determined based on a percentage of total sales. This percentage is reviewed on a periodic basis to ensure that the allocation reflects a reasonable rate of corporate expenses based on their use of corporate services.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense. Beginning in the second quarter of fiscal 2017, this also includes the operating results from certain recent acquisitions.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	July 1, 2017	July 2, 2016	Change	%
Performance Foodservice	$2,619.6	$2,632.9	$(13.3)	(0.5)
PFG Customized	983.7	982.0	1.7	0.2
Vistar	773.7	756.9	16.8	2.2
Corporate & All Other	111.6	61.7	49.9	80.9
Intersegment Eliminations	(59.7)	(60.6)	0.9	1.5

Total net sales	$4,428.9	$4,372.9	$56.0	1.3

EBITDA

	Three Months Ended
	July 1, 2017	July 2, 2016	Change	%
Performance Foodservice	$106.4	$100.1	$6.3	6.3
PFG Customized	4.4	7.9	(3.5)	(44.3)
Vistar	35.2	29.3	5.9	20.1
Corporate & All Other	(31.0)	(38.2)	7.2	18.8

Total EBITDA	$115.0	$99.1	$15.9	16.0

Net Sales

	Fiscal Year Ended
	July 1, 2017	July 2, 2016	Change	%
Performance Foodservice	$9,822.4	$9,616.3	$206.1	2.1
PFG Customized	3,820.8	3,782.1	38.7	1.0
Vistar	3,003.6	2,701.5	302.1	11.2
Corporate & All Other	347.8	220.5	127.3	57.7
Intersegment Eliminations	(232.8)	(215.6)	(17.2)	(8.0)

Total net sales	$16,761.8	$16,104.8	$657.0	4.1

EBITDA

	Fiscal Year Ended
	July 1, 2017	July 2, 2016	Change	%
Performance Foodservice	$325.2	$307.0	$18.2	5.9
PFG Customized	25.3	34.1	(8.8)	(25.8)
Vistar	120.8	113.0	7.8	6.9
Corporate & All Other	(132.6)	(137.1)	4.5	3.3

Total EBITDA	$338.7	$317.0	$21.7	6.8